Exhibit 99.1

FOR IMMEDIATE RELEASE

February 12, 2009

OLD POINT FINANCIAL CORPORATION QUARTERLY

DIVIDEND PAYMENT ANNOUNCED

Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.17 per share of common capital stock to be paid on March 31, 2009, to shareholders of record as of the close of business on February 27, 2009.

Old Point Financial Corporation, (Nasdaq Small Cap: “OPOF”,) with $835 million in assets, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 20 branches. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286